    CONFIRMING STATEMENT

 REGARDING AUTHORITY TO EXECUTE SECTION 16(a) REPORTS

 This Statement confirms that the undersigned, Patrick W. Rose the "Insider"), has authorized and designated Elizabeth B. Woodard the "Authorized Signer") to execute and file on the Insider's behalf any and all Forms 3, 4 and 5 (including any amendments thereto) that the Insider may be required to file with the United States Securities and Exchange Commission as a result of the Insider's ownership of, or transactions in, securities of Riviana Foods Inc. (the "Company").

 The authority of the Authorized Signer under this Confirming

Statement shall continue until the Insider is no longer required to file Forms 3, 4 and 5 with regard to the Insider's ownership of, or transactions in, securities of the Company, unless earlier revoked in writing.  The Insider acknowledges that the Authorized Signer is not assuming any of the Insider's responsibilities to comply with Section

16 of the Securities Exchange Act of 1934.

      Insider:

Date:  May 17, 1995   /s/ Patrick W. Rose